Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of U.S Gold Corp. and Subsidiaries on Form S-1 (File No. 333-253168) and Form S-3 (File No. 333-262415) of our report dated July 29, 2024, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of U.S. Gold Corp. and Subsidiaries as of April 30, 2024 and 2023 and for the each of two years in the period ended April 30, 2024, which report is included in this Annual Report on Form 10-K of U.S. Gold Corp. and Subsidiaries for the year ended April 30, 2024.

/s/ Marcum LLP

Marcum LLP

Houston, TX

July 29, 2024